Exhibit 17.2

December 31, 2013

Zhuangyi Wang

Chairman, Board of Directors

QKL STORES INC.

44 Jingqi Street

Dongfeng Xincun

Sartu District

Daqing, 163311 P.R. China

Dear Mr. Wang,

I have reviewed a draft of the 8-K regarding my resignation as a director of QKL Stores Inc. and agree with the statements contained in the document. Thank you.

Your sincerely,

/s/Chaoying Li

Chaoying Li